Results of Annual Stockholder Meeting Voting Held February 13, 1998

1) Election of Directors - The stockholders of the Fund elected Benny T. Hu, Joe O. Rogers, Jack C. Tang, Shao-Yu Wang, David Dean and Lawrence F Weber to the Board of Directors to hold office until their successors are elected and qualified.

			For	               Withheld
Benny T. Hu      		8,109,417.565	319,657.939
Joe O. Rogers    		8,227,960.533	201,114.971
Jack C. Tang	  	7,363,807.565     1,065,267.939
Shao Yu Wang	 	 8,223,207.565	205,867.939
David Dean	  	8,223,698.565	205,376.939
Lawrence F.Weber 	8,225,580.565	203,494.939

2)	Ratification or Rejection of Independent Certified Public Accountants
- The stockholders of the Fund ratified the selection of Coopers &
Lybrand LLP as independent public accountants of the Fund for the period ended August 31, 1998.

For		Against		Abstain
7,276,463.425	172,219.782	980,392.297

3)	Amendment to Reduce Advisory Fees - The stockholders of the Fund approved an amendment to the Funds Securities Investment Trust-Investment Management and Custodian Contract dated December 16, 1986, as amended, (the Management Contract) between the Fund, China Securities Investment Trust Corporation (the Adviser) and the International Commercial Bank of China. The amendment reduces the investment advisors basic fee from 1.50% to 1.30% of average net assets and reduces the investment advisors performance fee from + 0.5% to + 0.3%.

For		Against		Abstain   	Broker Non-Vote
6,116,755.206	   180,663.640	995,225.658	1,136,431.000

4)	Amendment to Permit Investment in the Over-the-Counter Market in
Taiwan - The stockholders of the Fund approved an amendment to the Funds investment limitations to permit the Fund to invest in stocks traded in the over-the-counter market in Taiwan, rather than only Taiwan Stock Exchange (TSE) listed stocks or equity securities which will be listed on the TSE immediately following the offering of such securities and, in connection therewith, corresponding amendments to the Management Contract and By-Laws of the Fund.

For		Against		Abstain		Broker Non-Vote
5,695,561.092	    204,906.905	988,480.507	1,540,127.000